Exhibit 99.1

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Record Revenues, Earnings, Cash Flow & Backlog for 2007

•	2007 revenues rose 8 percent to $66.4 billion

•	Full-year net income increased 84 percent to $4.1 billion while EPS grew to $5.28 per share, driving cash flow to $9.6 billion

•	Fourth-quarter EPS grew to $1.36 per share on revenue of $17.5 billion

•	Backlog reached a record $327 billion

•	2008 EPS guidance raised to between $5.70 and $5.85 per share

Table 1. Summary Financial Results

	4th Quarter		Change	Full Year		Change
(Millions, except per share data)	2007	2006		2007	2006
Revenues	$17,477	$17,541	(0)%	$66,387	$61,530	8%
Earnings From Operations	$1,516	$1,152	32%	$5,830	$3,014	93%
Operating Margin	8.7%	6.6%	2.1 Pts	8.8%	4.9%	3.9 Pts
Reported Net Income	$1,033	$989	4%	$4,074	$2,215	84%
Reported Earnings per Share	$1.36	$1.29	5%	$5.28	$2.85	85%
Adjusted Earnings per Share *	$1.35	$1.30	4%	$5.26	$3.83	37%
Operating Cash Flow	$1,893	$2,441	(22)%	$9,584	$7,499	28%

*	Non-GAAP measure. A complete definition of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.” A complete reconciliation to reported EPS is attached to this release.

CHICAGO, January 30, 2008 – The Boeing Company’s [NYSE: BA] 2007 net income increased 84 percent to a record $4.1 billion, or $5.28 per share, up from $2.2 billion, or $2.85 per share, in 2006 on higher commercial airplane deliveries, strong growth in defense earnings, companywide productivity improvements, and certain charges recorded in 2006 (Table 1). Revenue rose 8 percent to a record $66.4 billion, while the operating margin expanded to 8.8 percent driven by double-digit margins in its commercial airplanes and defense businesses.

Fourth-quarter revenue held at $17.5 billion while the operating margin increased to 8.7 percent driven by margin expansion in its core businesses. Operating earnings grew 32 percent, while earnings per share increased 5 percent to $1.36 per share affected by a higher effective tax rate.

Boeing raised its 2008 earnings per share guidance to between $5.70 and $5.85, as productivity gains are being realized ahead of earlier plans.

“Our 2007 results demonstrate the kind of quality financial performance we can achieve through our simultaneous focus on growth and productivity,” said Chairman, President and Chief Executive Officer Jim McNerney. “We added substantial backlog, made major efficiency gains, and executed well on our production and services programs. Despite some development program challenges, we are a strong company growing stronger, and we expect continued improvement in our financial results in 2008 and beyond.”

Full-year operating cash flow grew 28 percent to a record $9.6 billion, reflecting strong operating earnings, higher commercial airplane orders, and a decrease in working capital requirements. Free cash flow* increased 35 percent to a record $7.9 billion (Table 2). Total company backlog at year-end reached a record $327 billion, up 31 percent in the last twelve months driven by commercial airplane orders and defense program wins.

Table 2. Cash Flow

	4th Quarter		Full Year
(Millions)	2007	2006	2007	2006
Operating Cash Flow [1]	$1,893	$2,441	$9,584	$7,499
Less Additions to Property, Plant & Equipment	$(449)	$(588)	$(1,731)	$(1,681)

Free Cash Flow*	$1,444	$1,853	$7,853	$5,818

[1]	Operating cash flow includes $580 pension plans contribution in full-year 2007 and $522 in full-year 2006.

Cash and investments in marketable securities totaled $12.1 billion at year-end, up 30 percent from the same period last year and down slightly from the end of the third quarter (Table 3). During the fourth quarter, the company increased its share repurchase authorization by $7 billion and spent $890 million for 9.4 million shares. Share repurchases for the year totaled $2.8 billion for 29.0 million shares. Also in the fourth quarter, the company increased its dividend by 14 percent. Consolidated debt decreased 5 percent as Boeing Capital Corporation repaid maturing debt.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	4Q07	3Q07
Cash	$7.0	$8.9
Marketable Securities[1]	$5.1	$3.3

Total	$12.1	$12.2

Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$4.3	$4.7

Total Consolidated Debt	$8.2	$8.6

[1]

Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.” At December 31, 2007, it also includes time deposits of $1.0 billion and commercial paper of $0.8 billion classified as “short-term investments.”

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) fourth-quarter revenues increased 17 percent to $8.9 billion on a 9 percent increase in deliveries, to 112 airplanes, and higher commercial aviation services revenue (Table 4). Operating earnings grew 46 percent to $973 million on favorable product mix, and operating margins expanded to 11.0 percent. Margins in the latest quarter primarily reflect higher operating leverage and expanding productivity.

Table 4. Commercial Airplanes Operating Results

	4th Quarter		Change	Full Year		Change
(Millions, except deliveries & margin percent)	2007	2006		2007	2006
Commercial Airplanes Deliveries	112	103	9%	441	398	11%
Revenues	$8,866	$7,606	17%	$33,386	$28,465	17%
Earnings from Operations	$973	$665	46%	$3,584	$2,733	31%
Operating Margins	11.0%	8.7%	2.3 Pts	10.7%	9.6%	1.1 Pts

For the full year, BCA revenues rose 17 percent to $33.4 billion on an 11 percent increase in airplane deliveries and higher services volume. Operating earnings grew 31 percent to $3.6 billion while margins expanded to 10.7 percent, driven by higher delivery volume and services sales, partially offset by increased R&D spending.

BCA booked 520 gross orders during the quarter and a record 1,423 during the year. Contractual backlog rose to a record $255 billion, increasing 46 percent in 2007 to more than seven times BCA’s annual revenues.

Progress on the new 787 Dreamliner continues on the revised schedule announced earlier this month. Boeing continues to address challenges associated with assembly of the first airplanes, including start-up issues in our factory and in our extended global supply chain. The company expects the first flight to occur around the end of the second quarter of 2008 with first delivery in early 2009. The program won a record 369 787 orders in 2007, bringing total firm orders since launch to 857 airplanes from 56 customers.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) expanded operating margins more than 100 basis points to 11.7 percent in the fourth-quarter on revenue of $8.4 billion. Revenues declined from the same period last year driven by timing of aircraft deliveries and the December 2006 formation of the United Launch Alliance (ULA) joint venture.

For the full year, IDS grew operating earnings by 13 percent to $3.4 billion and expanded operating margins to 10.7 percent on revenues of $32.1 billion. IDS results reflect strong execution in all segments and extensive productivity improvements. During the year, IDS won nine out of eleven significant competitions, demonstrating the value its defense products provide to customers worldwide.

Table 5. Integrated Defense Systems Operating Results

	4th Quarter		Change	Full Year		Change
(Millions, except margin percent)	2007	2006		2007	2006
Revenues
Precision Engagement & Mobility Systems	$3,622	$4,259	(15)%	$13,685	$14,107	(3)%
Network & Space Systems	$2,891	$3,414	(15)%	$11,696	$11,941	(2)%
Support Systems	$1,857	$2,014	(8)%	$6,699	$6,391	5%

Total IDS Revenues	$8,370	$9,687	(14)%	$32,080	$32,439	(1)%

Earnings (Loss) from Operations
Precision Engagement & Mobility Systems	$397	$293	35%	$1,629	$1,208	35%
Network & Space Systems	$295	$467	(37)%	$891	$952	(6)%
Support Systems	$286	$267	7%	$920	$872	6%

Total IDS Earnings from Operations	$978	$1,027	(5)%	$3,440	$3,032	13%

Operating Margins	11.7%	10.6%	1.1 Pts	10.7%	9.3%	1.4 Pts

Precision Engagement & Mobility Systems expanded fourth-quarter operating margin to 11.0 percent on lower revenue of $3.6 billion. Margin results were driven by strong execution across aircraft production programs, including EA-18G and C-17. The change in revenues reflects lower aircraft deliveries compared to the year-ago period.

Network & Space Systems achieved significant milestones on several key programs. Operating margin expanded to 10.2 percent in the quarter driven by strong performance across the segment’s broad array of programs, including Future Combat Systems and Ground-based Midcourse Defense, which captured 100 percent of award fees. Revenues fell to $2.9 billion on the removal of ULA-reported revenue.

Support Systems again generated strong profits on its broad portfolio of services and logistics programs. Operating margin grew to 15.4 percent on solid program execution and contract mix, while revenues for the quarter fell to $1.9 billion on lower volume and timing of aircraft modifications.

IDS’ backlog at quarter-end grew to $71.7 billion reflecting new orders that exceeded current-period revenues. Significant new orders in the quarter include the Tracking & Data Relay Satellites, Singapore F-15SGs and Ares I Instrument Unit Avionics award.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported fourth-quarter pre-tax earnings of $30 million compared to $37 million in the same period last year which included a larger portfolio (Table 6). BCC’s portfolio balance at the end of the quarter was $6.5 billion, down from $8.0 billion at the beginning of the year primarily on normal portfolio run-off, customer prepayments and depreciation. BCC contributed $92 million in cash dividends to the company during the quarter and $408 million in 2007. BCC’s debt-to-equity ratio remained steady at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	4th Quarter		Change	Full Year		Change
(Millions)	2007	2006		2007	2006
Revenues	$196	$241	(19)%	$815	$1,025	(20)%
Pre-Tax Income	$30	$37	(19)%	$234	$291	(20)%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology and the Connexion business (which was exited at the end of 2006), as well as certain results related to the consolidation of all business units. Other segment expense was $165 million in the fourth quarter, up from $93 million of expense in the same period last year due to higher environmental remediation expenses.

Unallocated share-based-plans expense was $6 million, down from $140 million in the same period last year due to changes in the company’s long-term compensation plans implemented in 2006. Reversal of deferred compensation expense recorded earlier in the year contributed $66 million to earnings due to a lower share price and broad stock market conditions. Pension expense for the quarter rose $80 million to $301 million, of which $141 million was recorded in unallocated expense, and the balance was recorded as expense at BCA and IDS. At year-end, Boeing’s pension plans were more than fully funded at 110 percent of the projected benefit obligation.

Outlook

The company’s financial guidance summarized in Table 7 reflects strong business performance forecasts at IDS and BCA, increasing commercial airplane deliveries, continued investment in new airplane development and company-wide productivity gains. As previously disclosed, Boeing will provide complete financial guidance for 2009 when the company issues its first-quarter 2008 earnings report in late April, which will follow the assessment of the impact of the previously announced 787 schedule changes.

Boeing’s 2008 revenue guidance is now between $67 billion and $68 billion, down from between $67.5 billion and $68.5 billion due to the 787 delay. Earnings-per-share guidance for 2008 is raised to $5.70 to $5.85 per share, from $5.55 to $5.75 per share, as productivity gains are being realized ahead of earlier plans. Operating cash flow guidance for 2008 is reduced to greater than $2.5 billion reflecting the 787 schedule, from greater than $3 billion.

For 2009, the outlook for the company’s defense business and in-production commercial airplane programs remains very strong. As a result, the company continues to expect strong earnings per share growth in 2009.

Commercial Airplanes now expects to deliver between 475 and 480 airplanes in 2008 and is sold out, down slightly from 480 to 490 airplanes to reflect the rescheduling of initial 787 deliveries into 2009. BCA revenue guidance for 2008 is now $34.5 billion to $35 billion, down from $35 billion to $36 billion, and operating margin guidance is increased to approximately 11.5 percent from approximately 11 percent as productivity gains are being realized ahead of earlier plans.

IDS revenue guidance for 2008 is unchanged at $32 billion to $33 billion. Guidance for 2008 IDS operating margin is unchanged at approximately 10.5 percent.

Boeing’s total R&D forecast for 2008 is unchanged at between $3.2 billion and $3.4 billion, a decline of approximately 14 percent from the 2007 level. Annual capital expenditures are expected to be approximately $1.8 billion in 2008.

The company’s non-cash pension expense is expected to be approximately $0.8 billion for 2008. Discretionary funding of Boeing’s pension plans in 2008 is expected to be approximately $500 million.

Table 7. Financial Outlook

(Billions, except per share data)	2008
The Boeing Company
Revenues	$67 - $68
Earnings Per Share (GAAP)	$5.70 - $5.85
Operating Cash Flow[1]	> $2.5
Boeing Commercial Airplanes
Deliveries	475 - 480
Revenues	$34.5 - $35
Operating Margin	~11.5%
Integrated Defense Systems
Revenues
Precision Engagement & Mobility Systems	~ $13.5
Network & Space Systems	~ $12
Support Systems	~ $7

Total IDS Revenues	$32 - $33

Operating Margin
Precision Engagement & Mobility Systems	~ 11%
Network & Space Systems	~ 9%
Support Systems	~ 12.5%

Total IDS Operating Margin	~ 10.5%
Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~ $0.7
Return on Assets	~ 1.5%
Research & Development	$3.2 - $3.4
Capital Expenditures	~ $1.8

[1]	After forecast pension contributions of $0.5 billion in 2008.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Adjusted Earnings per Share

Adjusted earnings per share is defined as GAAP diluted earnings per share adjusted for certain significant charges or credits. Management believes adjusted earnings per share is important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Significant charges or credits are described in the attachments to this release which provide reconciliations between GAAP earnings per share and adjusted earnings per share.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2007 and 2008 financial outlook and the benefits of the IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program and the ability to meet scheduled deliveries of the 787 airplane; technical or quality issues in development programs (affecting schedule and cost estimates) or in the satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; costs associated with the exit of the Connexion by Boeing business; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

#  #  #

Contact:
Investor Relations:	David Dohnalek or Rob Young (312) 544-2140
Communications:	Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Twelve months ended December 31		Three months ended December 31
	2007	2006	2007	2006
Sales of products	$57,049	$52,644	$14,856	$15,105
Sales of services	9,338	8,886	2,621	2,436

Total revenues	66,387	61,530	17,477	17,541

Cost of products	(45,375)	(42,490)	(11,904)	(12,180)
Cost of services	(7,732)	(7,594)	(2,346)	(2,185)
Boeing Capital Corporation interest expense	(295)	(353)	(70)	(86)

Total costs and expenses	(53,402)	(50,437)	(14,320)	(14,451)

	12,985	11,093	3,157	3,090
Income from operating investments, net	188	146	88	51
General and administrative expense	(3,531)	(4,171)	(796)	(1,094)
Research and development expense, net	(3,850)	(3,257)	(993)	(937)
Gain/(loss) on dispositions/business shutdown, net	38	(226)	60	42
Settlement with U.S. Department of Justice, net of accruals		(571)

Earnings from operations	5,830	3,014	1,516	1,152
Other income, net	484	420	129	124
Interest and debt expense	(196)	(240)	(57)	(37)

Earnings before income taxes	6,118	3,194	1,588	1,239
Income tax expense	(2,060)	(988)	(561)	(259)

Net earnings from continuing operations	4,058	2,206	1,027	980
Net gain on disposal of discontinued operations, net of taxes of $9, $5, $3 and $5	16	9	6	9

Net earnings	$4,074	$2,215	$1,033	$989

Basic earnings per share from continuing operations	$5.36	$2.88	$1.38	$1.29
Net gain on disposal of discontinued operations, net of taxes	0.02	0.01	0.01	0.01

Basic earnings per share	$5.38	$2.89	$1.39	$1.30

Diluted earnings per share from continuing operations	$5.26	$2.84	$1.35	$1.28
Net gain on disposal of discontinued operations, net of taxes	0.02	0.01	0.01	0.01

Diluted earnings per share	$5.28	$2.85	$1.36	$1.29

Cash dividends paid per share	$1.40	$1.20	$0.35	$0.30

Weighted average diluted shares (millions)	772.5	787.6	761.0	782.5

The numerator used to compute diluted earnings per share is as follows:
Net earnings	$4,074	$2,215	$1,033	$989
Expense related to diluted shares	2	27		17

Total numerator	$4,076	$2,242	$1,033	$1,006

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data) December 31,	2007	2006
Assets
Cash and cash equivalents	$7,042	$6,118
Short-term investments	2,266	268
Accounts receivable, net	5,740	5,285
Current portion of customer financing, net	328	370
Deferred income taxes	2,107	2,837
Inventories, net of advances and progress billings	9,563	8,105

Total current assets	27,046	22,983

Customer financing, net	6,777	8,520

Property, plant and equipment, net of accumulated depreciation of $11,915 and $11,635	8,265	7,675
Goodwill	3,081	3,047
Other acquired intangibles, net	2,093	1,698
Deferred income taxes	217	1,051
Investments	4,111	4,085
Pension plan assets, net	5,924	1,806
Other assets, net of accumulated amortization of $385 and $272	1,258	929

	$58,772	$51,794

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$16,676	$16,201
Advances and billings in excess of related costs	13,847	11,449
Income taxes payable	253	670
Short-term debt and current portion of long-term debt	762	1,381

Total current liabilities	31,538	29,701

Deferred income taxes	976
Accrued retiree health care	7,007	7,671
Accrued pension plan liability, net	1,155	1,135
Non-current income taxes payable	1,121
Other long-term liabilities	516	391
Long-term debt	7,455	8,157
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized; Shares issued - 1,012,261,159 and 1,012,261,159	5,061	5,061
Additional paid-in capital	4,757	4,655
Treasury shares, at cost - 244,217,170 and 223,522,176	(14,842)	(12,459)
Retained earnings	21,376	18,453
Accumulated other comprehensive loss	(4,596)	(8,217)
ShareValue Trust Shares - 31,362,850 and 30,903,026	(2,752)	(2,754)

Total shareholders’ equity	9,004	4,739

Total liabilities and shareholders’ equity	$58,772	$51,794

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)	Twelve months ended December 31
	2007	2006
Cash flows - operating activities:
Net earnings	$4,074	$2,215
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items -
Share-based plans expense	287	743
Depreciation	1,334	1,445
Amortization of other acquired intangibles	152	100
Amortization of debt discount/premium and issuance costs	(1)	14
Pension expense	1,082	746
Investment/asset impairment charges, net	51	118
Customer financing valuation (benefit)/provision	(60)	32
(Gain)/loss on disposal of discontinued operations	(25)	(14)
Gain on dispositions/business shutdown	(38)	226
Other charges and credits, net	197	82
Excess tax benefits from share-based payment arrangements	(144)	(395)
Changes in assets and liabilities -
Accounts receivable	(392)	(244)
Inventories, net of advances and progress billings	(1,558)	444
Accounts payable and other liabilities	928	(744)
Advances and billings in excess of related costs	2,369	1,739
Income taxes receivable, payable and deferred	1,290	933
Other long-term liabilities	71	(62)
Pension contributions	(580)	(522)
Accrued retiree health care	(664)	114
Customer financing, net	1,458	718
Other	(247)	(189)

Net cash provided by operating activities	9,584	7,499

Cash flows - investing activities:
Property, plant and equipment additions	(1,731)	(1,681)
Property, plant and equipment reductions	59	225
Acquisitions, net of cash acquired	(75)	(1,854)
Proceeds from dispositions		123
Contributions to investments	(5,710)	(2,815)
Proceeds from investments	3,817	2,850
Other	(182)	(34)

Net cash used by investing activities	(3,822)	(3,186)

Cash flows - financing activities:
New borrowings	40	1
Debt repayments	(1,406)	(1,681)
Stock options exercised, other	209	294
Excess tax benefits from share-based payment arrangements	144	395
Common shares repurchased	(2,775)	(1,698)
Dividends paid	(1,096)	(956)

Net cash used by financing activities	(4,884)	(3,645)

Effect of exchange rate changes on cash and cash equivalents	46	38

Net increase in cash and cash equivalents	924	706

Cash and cash equivalents at beginning of year	6,118	5,412
Cash and cash equivalents at end of period	$7,042	$6,118

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

(Dollars in millions)	Twelve months ended December 31		Three months ended December 31
	2007	2006	2007	2006
Revenues:
Commercial Airplanes	$33,386	$28,465	$8,866	$7,606
Integrated Defense Systems:
Precision Engagement and Mobility Systems	13,685	14,107	3,622	4,259
Network and Space Systems	11,696	11,941	2,891	3,414
Support Systems	6,699	6,391	1,857	2,014

Total Integrated Defense Systems	32,080	32,439	8,370	9,687
Boeing Capital Corporation	815	1,025	196	241
Other	280	299	62	81
Accounting differences/eliminations	(174)	(698)	(17)	(74)

Total revenues	$66,387	$61,530	$17,477	$17,541

Earnings from operations:
Commercial Airplanes	$3,584	$2,733	$973	$665
Integrated Defense Systems:
Precision Engagement and Mobility Systems	1,629	1,208	397	293
Network and Space Systems	891	952	295	467
Support Systems	920	872	286	267

Total Integrated Defense Systems	3,440	3,032	978	1,027
Boeing Capital Corporation	234	291	30	37
Other	(243)	(738)	(165)	(93)
Unallocated expense	(1,185)	(1,733)	(300)	(484)
Settlement with U.S. Department of Justice, net of accruals		(571)

Earnings from operations	5,830	3,014	1,516	1,152
Other income, net	484	420	129	124
Interest and debt expense	(196)	(240)	(57)	(37)

Earnings before income taxes	6,118	3,194	1,588	1,239
Income tax expense	(2,060)	(988)	(561)	(259)

Net earnings from continuing operations	4,058	2,206	1,027	980
Net gain on disposal of discontinued operations, net of taxes of $9, $5, $3 and $5	16	9	6	9

Net earnings	$4,074	$2,215	$1,033	$989

Research and development expense:
Commercial Airplanes	$2,962	$2,390	$770	$722
Integrated Defense Systems:
Precision Engagement and Mobility Systems	447	392	109	104
Network and Space Systems	300	301	69	76
Support Systems	104	98	30	26

Total Integrated Defense Systems	851	791	208	206
Other	37	76	15	9

Total research and development expense	$3,850	$3,257	$993	$937

Unallocated expense
Share-based plans	$(233)	$(680)	$(6)	$(140)
Deferred compensation	(51)	(211)	66	(80)
Pension	(561)	(369)	(141)	(67)
Post-retirement	(125)	(103)	(32)	(43)
Capitalized interest	(53)	(48)	(17)	(15)
Other	(162)	(322)	(170)	(139)

Total	$(1,185)	$(1,733)	$(300)	$(484)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Twelve months ended December 31			Three months ended December 31
Commercial Airplanes	2007	2006		2007	2006
717		5	(3)
737 Next-Generation	330	302		80	79
747	16	14		4	3
767	12	12		3	3
777	83	65		25	18

Total	441	398		112	103

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Precision Engagement and Mobility Systems
F/A-18 Models	44	42		11	10
T-45TS Goshawk	9	13		2	2
F-15E Eagle	12	12		6	9
C-17 Globemaster	16	16		4	4
CH-47 Chinook	10	2		3	2
AH-64 Apache	17	31			10
C-40A Clipper	3	1		1

Network and Space Systems
Delta II	3	2		1	1
Delta IV		3			1
Commercial and Civil Satellites	3	4			1
Military Satellites	1

Contractual backlog (Dollars in billions)		December 31 2007		September 30 2007	December 31 2006
Commercial Airplanes		$255.2		$224.4	$174.3
Integrated Defense Systems:
Precision Engagement and Mobility Systems		23.0		22.1	24.8
Network and Space Systems		9.2		7.0	7.8
Support Systems		9.6		9.4	9.7

Total Integrated Defense Systems		41.8		38.5	42.3

Total contractual backlog		$297.0		$262.9	$216.6

Unobligated backlog		$30.2		$32.2	$33.7

Total backlog		$327.2		$295.1	$250.3

Workforce		159,300		158,500	154,000

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Three months ended December 31
	2007		2006
GAAP Diluted earnings per share	$1.36		$1.29
Business Shutdown/Divestitures			0.02	a
Net gain on Discontinued Operations, Net of Taxes	(0.01)	b	(0.01)	b

Adjusted earnings per share * “Core Earnings” per share	$1.35		$1.30
Weighted average diluted shares (millions)	761.0		782.5

a	Represents the net earnings per share impact related to exit of the Connexion by Boeing business ($40 pre-tax charge) and the EDD divesiture which was completed in 2005 ($15 pre-tax benefit). The per share amount for the fourth quarter is presented net of income taxes at 37.3%.
b	Represents an after-tax adjustment to the 2004 sale of assets from BCC’s Commercial Financial Services to General Electric Capital Corporation.

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Twelve months ended December 31
	2007		2006
GAAP Diluted earnings per share	$5.28		$2.85
Global settlement with U.S. Department of Justice			0.75	a
Business Shutdown/Divestitures			0.24	b
Net gain on Discontinued Operations, Net of Taxes	(0.02)	c	(0.01)	c

Adjusted earnings per share * “Core Earnings” per share	$5.26		$3.83
Weighted average diluted shares (millions)	772.5		787.6

a	Represents the net earnings per share impact for the global settlement of the Evolved Expendable Launch Vehicle (EELV) and Druyun matters with the U.S. Department of Justice ($571 pre-tax charge and reversal of a tax benefit of $16, which was recorded on previous accruals of $44 at 37.3%). No tax benefit was recognized relating to global settlement.
b	Represents the net earnings per share impact related to exit of the Connexion by Boeing business ($320 pre-tax charge) and the EDD divestiture which was completed in 2005 ($15 pre-tax benefit). The per share amount is presented net of income taxes at 37.3%.
c	Represents an after-tax adjustment to the 2004 sale of assets from BCC’s Commercial Financial Services to General Electric Capital Corporation.